                                                                    EXHIBIT 99.1


News Release                               [LOGO OF GENSYM]
                                           Making e-Business Infrastructure Work


Contact: Kevin Flanagan
         Gensym Corporation
         781-265-7319
         kflanagan@gensym.com


     Gensym announces receipt of Nasdaq letter regarding potential delisting

               Company requests hearing to appeal Nasdaq decision


BURLINGTON, Mass. - June 14, 2001 - Gensym Corporation (Nasdaq/NNM: GNSM),
                    -------------
announced today pursuant to Marketplace Rule 4815(b) that it received notice on June 7, 2001 from the Nasdaq National Market (the "NNM") that the NNM had determined to delist the Company's common stock from the NNM, effective at the opening of business on June 15, 2001, unless the Company requests a hearing prior to that time. Based on the Company's review of its business plan, Gensym requested a hearing to appeal Nasdaq's decision. A hearing request will stay the delisting of the Company's securities pending a decision by the Nasdaq Listing Qualifications Panel (the "Panel").

         In its notice to the Company, Nasdaq informed Gensym that, based on the Company's financial statements for the quarter ended March 31, 2001, Gensym was no longer in compliance with the minimum $4,000,000 net tangible assets requirement for the NNM under Marketplace Rule 4450(a)(3). Until the Panel reaches its decision, the Company's common stock will remain listed on the NNM.

         There can be no assurance as to when the Panel will reach a decision, or that such a decision will be favorable to Gensym. An unfavorable decision will result in the immediate delisting of the Company's common stock from NNM irrespective of Gensym's ability to appeal the decision. If delisted, the Company expects that its common stock will be eligible for listing on either the Nasdaq SmallCap Market or the OTCBB.

                                    - more -

Gensym announces receipt of Nasdaq letter regarding potential delisting, p. 2

         Gensym Corporation (www.gensym.com) is a leading provider of adaptive software products that model, simulate and manage e-business infrastructure. Gensym software is powered by ProTelligence(TM), the company's unique, high-performance reasoning-engine technology. Since 1986, Gensym has sold nearly 15,000 product licenses to organizations in communications, manufacturing, aerospace, transportation, government and other industries. Gensym is making e-business infrastructure work(TM).

                                      -End-

Gensym is a registered trademark and ProTelligence and making e-business infrastructure work are trademarks of Gensym Corporation.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including any statements relating to results of the hearing by the Panel.